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                                                                      EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
The Pittston Company

We consent to incorporation by reference in the Registration Statements (Nos. 2-64258, 33-2039, 33-21393, 33-23333, 33-69040 and 33-53565) on Form S-8 of The
Pittston Company of our reports dated January 25, 1995, as listed in the accompanying Index to Financial Statements and Schedules as listed in Items 14(a)1 and 14(a)2 included in the 1994 Annual Report on Form 10-K of The Pittston Company which reports appear herein.

Our reports for Pittston Services Group and Pittston Minerals Group contain an explanatory paragraph that states that the financial statements of Pittston Services Group and Pittston Minerals Group should be read in connection with the audited consolidated financial statements of The Pittston Company and subsidiaries.





KPMG Peat Marwick LLP
Stamford, Connecticut

March 29, 1995